Exhibit 99.1
Liz Claiborne, Inc.
Plan Document
Effective January 1, 2005
Including Amendments Through December 31, 2008

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i

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ARTICLE 6 Survivor Benefit	20
6.1 Pre-Retirement Survivor Benefit	20
6.2 Payment of Pre-Retirement Survivor Benefit	20
6.3 Death Prior to Completion of Termination Benefit, Retirement Benefit or Disability Benefit	20

ARTICLE 7 Termination Benefit	20
7.1 Termination Benefit	20
7.2 Payment of Termination Benefit	21

ARTICLE 8 Disability Benefit	21
8.1 Disability Benefit	21
8.2 Payment of Disability Benefit	21

ARTICLE 9 Beneficiary Designation	21
9.1 Beneficiary	21
9.2 Beneficiary Designation/Change	21
9.3 Acknowledgment	22
9.4 No Beneficiary Designation	22
9.5 Doubt as to Beneficiary	22
9.6 Discharge of Obligations	22

ARTICLE 10 Termination/Amendment/Modification	22
10.1 Right Reserved	22
10.2 Action to Bind Company	23
10.3 Plan Agreement	23
10.4 Effect of Payment	23
10.5 Amendment to Ensure Proper Characterization of the Plan	23

ARTICLE 11 Administration	24
11.1 Committee Duties	24
11.2 Agents	24
11.3 Binding Effect of Decisions	24
11.4 Indemnity of Committee	24

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ARTICLE 12 Other Benefits and Agreements	24
12.1 Coordination with Other Benefits	25

ARTICLE 13 Claims Procedures	25
13.1 Scope of Claims Procedures	25
13.2 Initial Claim	25
13.3 Review Procedures	27
13.4 Calculation of Time Periods	29
13.5 Legal Action	29

ARTICLE 14 Trust	29
14.1 Establishment of the Trust	29
14.2 Investment of Assets	29
14.3 Interrelationship of Plan and Trust	29
14.4 Distributions from the Trust	30
14.5 Effect of Termination of the Trust	30

ARTICLE 15 Miscellaneous	31
15.1 Status of Plan	31
15.2 Unsecured General Creditor	31
15.3 Unclaimed Benefits	31
15.4 Employer’s Liability	31
15.5 Nonassignability	32
15.6 Not a Contract of Employment	32
15.7 Furnishing Information	32
15.8 Terms	32
15.9 Captions	32
15.10 Governing Law	33
15.11 Notice to Committee	33
15.12 Successors	33
15.13 Spouse’s Interest	33
15.14 Validity of Provisions	33
15.15 Incompetent Recipient of Distribution	33
15.16 Court Order	34
15.17 Acceleration of Distribution	34
15.18 Delay in Payment	34

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15.19 USERRA	34
15.20 Insurance	34
15.21 Government and Other Regulations	35

ARTICLE 16 Special Section 409a Transition Rules Election	35
16.1 Election to Defer 2005 Compensation and/or Bonus	35
16.2 Distribution Election Changes	35

SCHEDULE A	36

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LIZ CLAIBORNE, INC.
2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective January 1, 2005
Including Amendments Through December 31, 2008
Purpose
     The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Associates of Liz Claiborne, Inc. (the “Company”) and its affiliates that have adopted this Plan (collectively with the Company, the “Employer”). This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as added by the American Jobs Creation Act of 2004 and the final Treasury regulations or any other authoritative guidance issued thereunder.
     The Liz Claiborne, Inc. Frozen Supplemental Executive Retirement Plan (the “Frozen Plan”) sets forth the terms and conditions applicable solely to amounts deferred prior to January 1, 2005, and to employer contributions, if any, that were vested as of December 31, 2004, as determined for purposes of Section 409A. The Frozen Plan is intended to comply with the “grandfather” requirements applicable to pre-2005 deferrals and vested employer contributions that are not subject to Section 409A.
     This document includes all amendments to the Plan through December 31, 2008.
ARTICLE 1
Definitions
     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (a) the Deferral Account balance, (b) the Employer Profit Sharing Account balance and (c) the Employer Matching Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and

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shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2	“Annual Deferral Amount” shall mean that portion of a Participant’s SERP Compensation and Bonus that a Participant elects to have, and is, deferred in accordance with Article 3, for the Plan Year of reference. In the event that, prior to the end of a Plan Year, a Participant experiences a Separation from Service, death or other event by which a deferral election may cease hereunder, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.3	“Annual Employer Matching Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.6.

1.4	“Annual Employer Profit Sharing Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.5.

1.5	“Associate” shall mean a person who is an employee of the Employer.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee to designate one or more Beneficiaries (which form may take the form of an electronic transmission, if required or permitted by the Committee).

1.8	“Board” shall mean the board of directors of the Company.

1.9	“Bonus” shall mean any compensation payable to a Participant under any bonus arrangements relating to services performed during any calendar year for the Employer.

1.10	“Claimant” shall have the meaning set forth in Section 13.2.

1.11	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.12	“Committee” shall mean the committee described in Section 11.1 or its designee.

1.13	“Company” shall mean Liz Claiborne, Inc., and any successor to all or substantially all of the Company’s assets or business.

1.14	“Compensation” shall have the same meaning as provided in the 401(k) Plan.

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1.15	“Compensation Limit” means, with respect to any plan year of the 401(k) Plan, the limit established for such plan year pursuant to Code Section 401(a)(17).

1.16	“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Employer reasonably anticipates that, if any distribution hereunder were made as scheduled, the Employer’s deduction with respect to that distribution would not be permitted by reason of the limitation under Code Section 162(m), then the Employer may defer that distribution, provided that all distributions that could be deferred in accordance with this Section 1.16 are so deferred, and provided further that the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.8 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) during the Participant’s first taxable year in which the Employer reasonably anticipates, or reasonably should anticipate, that if the distribution is made its deductibility will not be limited by Code Section 162(m), or, if later, following the Participant’s Separation from Service in accordance with Section 5.2 or 7.2, as applicable.

1.17	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.18	“Disability” or “Disabled” shall mean a period of disability during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer or (iii) is determined to be totally disabled by the Social Security Administration.

1.19	“Disability Benefit” shall mean the benefit set forth in Article 8.

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1.20	“Effective Date” shall mean the effective date of the Plan, which is January 1, 2005.
1.21	“Election Form” shall mean the form or forms established from time to time by the Committee to make an election under the Plan (which form or forms may take the form of an electronic transmission, if required or permitted by the Committee).
1.22	“Employer” shall mean the Company and/or any of its subsidiaries and/or its parent and/or its parent’s subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan for their Associates.
1.23	“Employer Matching Account” shall mean (i) the sum of all of a Participant’s Annual Employer Matching Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Employer Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Employer Matching Account.

In addition to the foregoing, the Employer Matching Account of each Associate who is a Participant as of January 1, 2005 shall be credited, as of January 1, 2005, with (i) Annual Employer Matching Amounts in an amount equal to that portion (if any) of his or her “employer matching account” under the Frozen Plan attributable to “annual employer matching amounts” in which he or she had not yet become vested under the Frozen Plan as of December 31, 2004. Amounts (if any) credited under the Plan pursuant to the preceding sentence shall continue to be subject to the same vesting schedule(s) to which they were subject under the Frozen Plan, with service that had been credited for vesting purposes under the Frozen Plan credited under this Plan.
1.24	“Employer Profit Sharing Account” shall mean (i) the sum of the Participant’s Annual Employer Profit Sharing Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Employer Profit Sharing Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Employer Profit Sharing Account.

In addition to the foregoing, the Employer Profit Sharing Account of each Associate who is a Participant as of January 1, 2005 shall be credited, as of January 1, 2005, with (i) Annual Employer Profit Sharing Amounts in an amount equal to that portion (if any) of his or her “employer profit sharing account” under the Frozen Plan attributable to “annual employer profit sharing amounts” in which he or she had not yet become vested under the Frozen Plan as of December 31, 2004. Amounts (if any) credited under the Plan pursuant to the preceding sentence shall continue to be subject to the same vesting schedule(s) to which they were subject under the Frozen Plan, with

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service that had been credited for vesting purposes under the Frozen Plan credited under this Plan.

1.25	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.26	“401(k) Plan” shall mean the Liz Claiborne 401(k) Savings and Profit Sharing Plan, as amended from time to time.

1.27	“Frozen Plan” shall mean the Liz Claiborne, Inc. Frozen Supplemental Executive Retirement Plan.

1.28	“Liz Claiborne Controlled Group” shall mean the Employers and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes an Employer and any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c) with an Employer.

1.29	“Participant” shall mean any Associate who participates in the Plan as provided in Article 2.

1.30	“Plan” shall mean this 2005 Supplemental Executive Retirement Plan, as evidenced by this instrument and by each Plan Agreement, as amended from time to time.

1.31	“Plan Agreement” shall mean a written agreement (which may take the form of an electronic transmission, if required or permitted by the Committee), as may be amended from time to time, which is entered into by and between the Employer and a Participant. Each Plan Agreement shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.32	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year during which this Plan is in effect.

1.33	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Article 6.

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1.34	“Retirement”, “Retire(s)” or “Retired” shall mean Separation from Service for any reason other than death or Disability on or after the earlier of the attainment of (i) age sixty five (65) or (ii) age fifty-five (55) with ten (10) Years of Service.

1.35	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.36	“Section 409A” shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.37	“Separation from Service” shall mean a Participant’s death, retirement, or other termination of employment with the Liz Claiborne Controlled Group, subject to the following:
(a)	For this purpose, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, so long as the individual’s right to reemployment with any member of the Liz Claiborne Controlled Group is provided either by statute or by contract. If the period of leave exceeds six (6) months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b)	The determination of whether a Participant has terminated employment shall be determined based on the facts and circumstances in accordance with the rules set forth in Section 409A and the regulations thereunder.
1.38	“SERP Compensation” means Compensation without regard to the Compensation Limit (and without regard to any Annual Deferral Amounts elected pursuant to this Plan) payable to a Participant for services performed for the Employer during any calendar year.

1.39	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.40	“Termination Benefit” shall mean the benefit set forth in Article 7.

1.41	“Termination of Employment” shall mean Separation from Service, voluntarily or involuntarily, for any reason other than Retirement, Disability or death.

1.42	“Trust” shall mean the Trust established pursuant to this Plan, as amended from time to time. The assets of the Trust shall be the property of the Employer.

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1.43	“Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or a dependent of the Participant (as defined in Code Section 152(a), without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)), (b) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (e.g., imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles and prescription drugs, the need to pay funeral expenses of a spouse, Beneficiary or dependent).

1.43	“Yearly Installment Method” shall be a yearly installment payment of a Participant’s Deferral Account balance over one of the installment payout alternatives selected by the Participant in accordance with this Plan, calculated as follows (subject to Section 3.10): The Deferral Account balance of the Participant shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day), and shall be paid within 90 days thereafter. The date of reference with respect to the first (1st) yearly installment payment shall be as provided in Section 5.2 or 6.3, as applicable, and the date(s) of reference with respect to subsequent yearly installment payments shall be each one (1) year anniversary of the first (1st) yearly installment payment.

The installment payout alternative available for election by the Participant with respect to the portion of his or her Retirement Benefit attributable to Annual Deferral Amounts is substantially equal annual installments of between two (2) and ten (10) years. The yearly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a ten (10) year Yearly Installment Method, the first payment shall be one-tenth (1/10) of the Deferral Account balance (or applicable portion thereof), calculated as described in this definition. The following year, the payment shall be one-ninth (1/9) of the Deferral Account balance (or applicable portion thereof), calculated as described in this definition.

1.44	“Years of Service” shall have the same meaning as “Years of Vesting Service” is given in the 401(k) Plan.
ARTICLE 2
Selection/Enrollment/Eligibility

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2.1	Eligibility. Participation in the Plan shall be limited to Associates whom the Committee, in its sole discretion and pursuant to guidelines that the Committee may establish, designates for participation, provided that no Associate may participate in the Plan unless he or she is a member of a select group of management or highly compensated employees of the Employer, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (which determination shall be made by the Committee, in its sole discretion). An individual shall continue to be a Participant until his or her vested Account Balance shall have been distributed in full, as provided herein. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan under any circumstance.
2.2	Enrollment Requirements. As a condition to participation, each selected Associate shall complete and return to the Committee a Plan Agreement, an Election Form(s), an Insurance Consent Form and a Beneficiary Designation Form, all within thirty (30) days after he or she is notified of his or her eligibility to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3	Commencement of Participation. Provided a selected Associate has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Associate shall commence participation in the Plan on the first day of the January or July which next follows the month in which the Associate completes all enrollment requirements. If an Associate fails to meet all such requirements within the period required, in accordance with Section 2.2, that Associate shall not be eligible to participate in the Plan until the first day of the following Plan Year, again subject to timely delivery to and acceptance by the Committee of the required documents.
2.4	Termination of Participation and/or Deferrals. If the Committee determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections and/or from being credited with any further Annual Employer Matching Amounts or Annual Employer Profit Sharing Amounts.
ARTICLE 3
Deferral Commitments/Employer Contributions/Crediting/Taxes
3.1	Minimum Deferral.

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(a)	SERP Compensation and Bonus. Subject to Section 3.10, for each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, SERP Compensation and/or Bonus, if any, in the minimum amount of one percent (1%) in the aggregate.

Notwithstanding the foregoing, the Committee may, in its sole discretion, establish for any Plan Year a different minimum amount (including establishing different minimum amounts for SERP Compensation and Bonuses). Subject to Section 409A, if an election is made for less than stated minimum amount(s), or if no election is made, the amount deferred for a given Plan Year shall be zero (0).

(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of days remaining in the Plan Year and the denominator of which is three hundred sixty-five (365).
3.2	Maximum Deferral.
(a)	SERP Compensation and Bonus. Subject to Section 3.10, for each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, SERP Compensation and/or Bonus, if any, up to the following maximum percentages for each deferral elected:

Deferral Type	Maximum Percentage
SERP Compensation	50%
Bonus	100%
(b)	Committee’s Discretion. Notwithstanding the foregoing, (i) the Committee may, in its sole discretion, establish for any Plan Year maximum percentages which differ from those set forth above, and (ii) if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount with respect to SERP Compensation shall be limited to the amount of such compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form(s) to the Committee for acceptance.
3.3	Election to Defer/Effect of Election Form.
(a)	Timing of Election. Except as provided below, a Participant shall make a deferral election with respect to SERP Compensation and/or Bonus, as follows:

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(i)	General Rule. Except as otherwise provided in this paragraph, an election to defer receipt of SERP Compensation and/or Bonus for services to be performed during a Plan Year must be made during such period as shall be established by the Committee which ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the SERP Compensation and/or Bonus, as applicable, to be deferred are to be performed. For these purposes, SERP Compensation payable after the last day of the Plan Year for services performed during the final payroll period containing the last day of the Plan Year shall be treated as SERP Compensation for services performed in the subsequent Plan Year.

(ii)	First Year of Eligibility. In the case of the first Plan Year in which an Associate first becomes eligible to become a Participant (or again becomes eligible after having been ineligible for at least twenty four (24) months), if and to the extent permitted by the Committee, the individual may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Participant to defer SERP Compensation and/or Bonus (as applicable) for services to be performed after the election. An election will be deemed to apply to Bonus for services performed after the election if the election applies to no more than an amount equal to the total Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

This clause (ii) will not apply to an Associate who is a participant in any other account balance deferred compensation plans maintained by any member of the Liz Claiborne Controlled Group which is required to be aggregated with this Plan under Section 409A.
(b)	Manner of Election. For any Plan Year (or portion thereof), a deferral election for amount(s) earned during that Plan Year (or portion thereof), and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, by the deadline(s) set forth above, an Election Form, along with such other elections as the Committee deems necessary or desirable under the Plan (which other elections, like the Election Form, may be made by an electronic transmission, if required or permitted by the Committee). For these elections to be valid, a properly completed Election Form(s) must be timely delivered to the Committee (in accordance with Section 2.2 above) and

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accepted by the Committee. If no such Election Form(s) is timely delivered for a Plan Year (or portion thereof), the Annual Deferral Amount shall be zero (0) for that Plan Year (or portion thereof).

(c)	Cancellation of Election. The Committee may permit a Participant to cancel a deferral election during a Plan Year if it determines either of the following circumstances has occurred:
(i)	The Participant has an Unforeseeable Emergency or a hardship distribution (pursuant to Treasury Regulation §1.401(k)-1(d)(3)) from the 401(k) Plan. If approved by the Committee, such cancellation shall take effect as of the first payroll period next following approval by the Committee.

(ii)	The Participant incurs a disability. If approved by the Plan Administrator, such cancellation shall take effect no later than the end of the Plan Year or the 15th day of the third month following the date Participant incurs a “disability” as defined in this clause (ii). Solely for purposes of this clause (ii), a “disability” refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
If a Participant cancels a deferral election during a Plan Year, he or she will not be permitted to make a new deferral election with respect to Compensation relating to services performed during the same Plan Year.
3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the SERP Compensation portion of the Annual Deferral Amount shall be withheld from each regularly scheduled SERP Compensation payroll in equal amounts, as adjusted from time to time for increases and decreases in SERP Compensation. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus are or otherwise would be paid to the Participant.
3.5	Annual Employer Profit Sharing Amount. As soon as practicable after the close of each Plan Year, if the Employer makes a profit sharing contribution under the 401(k) Plan for the corresponding plan year of the 401(k) Plan, the Employer shall determine an Annual Employer Profit Sharing Amount for each Participant hereunder who is entitled under the 401(k) Plan to share in the allocation of such profit sharing contribution. The Annual

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Employer Profit Sharing Amount for each such Participant for each Plan Year shall be equal to the product of (a) multiplied by (b), reduced by (c), where:
(a)	is the ratio of (i) the Employer’s profit sharing contribution to the 401(k) Plan for the corresponding plan year of the 401(k) Plan, to (ii) the total Compensation, during the plan year of the 401(k) Plan for which such profit sharing contribution is made, of all 401(k) Plan participants entitled to share in the allocation of such profit sharing contribution;

(b)	is the Participant’s SERP Compensation during such Plan Year; provided that, if such SERP Compensation does not exceed the Compensation Limit for the corresponding plan year of the 401(k) Plan, the Participant shall be deemed to have no SERP Compensation for such Plan Year; and

(c)	is the profit sharing amount actually allocated to the Participant’s 401(k) Plan account for the corresponding plan year of the 401(k) Plan.
Each Participant’s Annual Employer Profit Sharing Amount shall be credited to his or her Employer Profit Sharing Account as soon as administratively possible after the Company’s declaration and payment of the profit sharing contribution under the 401(k) Plan.

3.6	Annual Employer Matching Amount. Each Participant who is eligible to participate in the 401(k) Plan during any plan year of the 401(k) Plan, and who is eligible to share in the allocation of the profit sharing contribution for such plan year of the 401(k) Plan, shall be entitled to an Annual Employer Matching Amount for the corresponding Plan Year equal to the applicable matching percentage under the 401(k) Plan for such plan year of the 401(k) Plan, as determined by the Employer, multiplied by the amount by which the Participant’s SERP Compensation during the corresponding Plan Year exceeds the Compensation Limit for such plan year of the 401(k) Plan.

A Participant’s Annual Employer Matching Amount shall be credited to his or her Employer Matching Account as soon as administratively possible after the last day of the Plan Year to which it relates.
3.7	Vesting.
(a)	A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Account.

(b)	A Participant shall become vested in his or her Employer Matching Account and his or her Employer Profit Sharing Account as and to the extent that the Participant becomes vested in Employer matching contributions and Employer profit sharing contributions, respectively, under the 401(k) Plan.

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3.8	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a)	Sub-Accounts. Separate sub-accounts shall be established and maintained with respect to each Participant’s Account Balance (together, the “Sub-Accounts”), each attributable to the portion of the Participant’s Account Balance representing the same type of credited deferral or contribution. That is, for each Plan Year, if and as applicable, one Sub-Account shall be attributable to the portion of the Participant’s Account Balance which represents SERP Compensation deferrals, another attributable to the portion of the Participant’s Account Balance which represents Bonus deferrals, another attributable to the portion of the Participant’s Account Balance which represents Annual Employer Matching Amounts, and another attributable to the portion of the Participant’s Account Balance which represents Annual Employer Profit Sharing Amounts.

(b)	Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form(s), one or more Measurement Fund(s) (as described in Section 3.8(d) below) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts for the first business day of the Plan Year, continuing thereafter unless changed in accordance with the next sentence. Commencing with the first business day of the Plan Year, and continuing thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), the Participant may (but is not required to) elect daily, by submitting an Election Form(s) to the Committee that is accepted by the Committee (which submission may take the form of an electronic transmission, if required or permitted by the Committee), to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts, or to change the portion of each of his or her Sub-Accounts allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), unless changed in accordance with the previous sentence.

(c)	Proportionate Allocation. In making any election described in Section 3.8(b) above, the Participant shall specify on the Election Form(s), in whole percentage points, the percentage of each of his or her Sub-Accounts to be allocated to a

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Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(d)	Measurement Funds. The Participant may elect one or more of the Measurement Funds set forth on Schedule A (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. The Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first business day that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change. If the Committee receives an initial or revised Measurement Fund(s) election which it deems to be incomplete, unclear or improper, the Participant’s Measurement Fund(s) election then in effect shall remain in effect (or, in the case of a deficiency in an initial Measurement Fund(s) election, the Participant shall be deemed to have filed no deemed investment direction). If the Committee possesses (or is deemed to possess as provided in the previous sentence) at any time directions as to Measurement Funds of less than all of the Participant’s Account Balance, the Participant shall be deemed to have directed that the undesignated portion of the Account Balance be deemed to be invested in a money market, fixed income, or other or similar Measurement Fund made available under the Plan as determined by the Committee in its discretion. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Committee, the Company and the Employer, and their agents and representatives, from any losses or damages of any kind relating to (i) the Measurement Funds made available hereunder and (ii) any discrepancy between the credits and debits to the Participant’s Account Balance based on the performance of the Measurement Funds and what the credits and debits otherwise might be in the case of an actual investment in the Measurement Funds.

(e)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, or as otherwise determined by the Committee in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant as of such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred was invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant, no later than the close of

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business on the third (3rd) business day after the day on which such amounts are actually deferred from the Participant’s SERP Compensation and Bonus through reductions in his or her payroll, at the closing price on such date; (iii) any Annual Employer Matching Amounts or Annual Employer Profit Sharing Amounts credited to a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant, as soon as administratively practicable following the date such amount(s) were credited to the Participant’s Account Balance; and (iv) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar month, no earlier than three (3) business days prior to the distribution, at the closing price on such date.

(f)	Credits for Dividend Reinvestment. Whenever a cash dividend is paid on Company Stock, the portion of each Participant’s Account Balance deemed invested in Phantom Shares shall be credited as of the payment date with a number of Phantom Shares (including any fractional share) equal to the quotient of (a) an amount equal to the cash dividend payable on a number of shares of Company Stock equal to the number of Phantom Shares (excluding any fractional share) standing credited to such Account Balance at the record date divided by (b) the Fair Market Value of a share of Company Stock on such payment date. In the event of a stock dividend or distribution, stock split, recapitalization or the like, each Participant’s Account Balance shall be credited as of the payment date with a number of Phantom Shares (including any fractional share) equal to the number of shares (including any fractional share) of Company Stock payable in respect of shares of Company Stock equal in number to the number of Phantom Shares (excluding any fractional share) standing credit to such Account Balance at the record date. For purposes of this Section 3.9(f), “Company Stock” means the common stock of the Company; “Phantom Share” means a deemed investment of a Participant’s Account Balance in a share of Company Stock; and “Fair Market Value” means, on any date, the closing price per share of Company Stock reported on the New York Stock Exchange for such date, or, if no trading occurs on such date, for the last preceding day on which trading occurred.

(g)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the

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event that the Employer or the trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured general creditor of his or her Employer.

(h)	Beneficiary Elections. Each reference in this Section 3.8 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

(i)	Operational Rules. The Committee may adopt rules specifying the circumstances under which a particular Measurement Fund may be elected (or automatically utilized as a deemed investment in accordance with paragraph (d)), the minimum and maximum amount or percentage of an Account Balance which may be invested in a particular Measurement Fund, the procedures for making or changing investment elections and the extent (if any) to which Beneficiaries of deceased Participants may make investment elections.
3.9	Payroll Reductions and Taxes.
(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Employer shall withhold from that portion of the Participant’s SERP Compensation and/or Bonus that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.9. In addition, the Committee may reduce the Annual Deferral Amount as permitted by Section 409A to the extent necessary to make any other payroll reductions elected by the Participant or required under any other benefit plan of the Employer (e.g., reductions for contributions to a cafeteria plan (as defined in Code Section 125(d) ).

(b)	Annual Employer Matching Amounts and Annual Employer Profit Sharing Amounts. When a Participant becomes vested in a portion of his or her Employer Matching Account or Employer Profit Sharing Account, the Employer shall have the discretion to withhold from the Participant’s SERP Compensation and/or Bonus that are not deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant’s Employer Matching Account or Employer Profit Sharing Account in order to comply with this Section 3.9.

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3.10	Distributions. Notwithstanding anything herein to the contrary, any payments made to a Participant under this Plan shall be in cash form, and the Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust. Any payment made to a Participant under this Plan shall be made on or as soon as practicable after the payment date or event specified herein; provided, however, such payment shall not be made later than the later of (i) the last day of the calendar year in which the payment date or event occurs, or, if later, the fifteenth (15th) day of the third (3rd) calendar month following the date of the payment date or event, or (ii) the last day of such other, extended period as the IRS may prescribe, such as in the case of disputed payments or refusals to pay, provided the conditions of such extension have been satisfied. If a Participant who experiences a Separation from Service is rehired, his or her distributions hereunder may not be suspended until his or her subsequent Separation from Service.
ARTICLE 4
Short-Term Payout/Unforeseeable Financial Emergencies
4.1	Short-Term Payout. At the same time that a Participant elects to defer an Annual Deferral Amount for a given Plan Year, the Participant may elect to receive a future “Short-Term Payout” from the Plan in accordance with the following rules:
(a)	The Participant’s Short-Term Payout election must be made by the deadline(s) set forth in Section 3.3(a) for making a deferral election in respect of the SERP Compensation and/or Bonus to which it relates, and is irrevocable after that deadline has passed.

(b)	Subject to such requirements as may be imposed by the Committee, a Participant may make separate Short-Term Payout elections in respect of the SERP Compensation and/or Bonus portions of his or her Annual Deferral Amount.

(c)	Subject to the Deduction Limitation and to Section 3.10, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount (or applicable portion thereof), plus or minus amounts credited or debited thereto in the manner provided in Section 3.8, determined at the time that the Short-Term Payout becomes payable.

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(d)	Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during the month of March of any Plan Year designated by the Participant that is at least three (3) Plan Years after the Plan Year of the Annual Deferral Amount, as specifically elected by the Participant. By way of example, if a three (3) year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2006, the three (3) year Short-Term Payout would become payable during March of 2010.

(e)	Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary other than the special Section 409A transition rule distribution election changes permitted by Section 16.2, a Participant who is an active Associate may, with respect to each Short-Term Payout, on a form determined by the Committee, make one or more additional deferral elections (a “Subsequent Election”) to defer in whole or in part the payment of such Short-Term Payout to the March of a Plan Year subsequent to the Plan Year originally (or subsequently) elected in accordance with the following rules:
(i)	such Subsequent Election must be accepted by the Committee no later than one (1) year prior to the first day of the Plan Year in which, but for the Subsequent Election, such Short-Term Payout would be paid, and

(ii)	such Subsequent Election provides for a deferral of at least five (5) Plan Years following the Plan Year in which the Short-Term Payout, but for the Subsequent Election, would be paid.
Any amounts credited to the Participant’s Employer Profit Sharing Account or Employer Matching Account shall not be eligible for a Short-Term Payout under the Plan.

4.2	Other Benefits Take Precedence Over Short-Term Payout. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8 prior to the payment of amounts that are subject to a Short-Term Payout Election (as extended) under Section 4.1, any amounts that are subject to a Short-Term Payout election shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3	Withdrawal Payout/Termination of Deferral Election for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) halt any deferrals required to be made by a Participant and (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Deferral Account balance or the amount

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reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant‘s assets (to the extent the liquidation of assets would not itself cause severe financial hardship) or by termination of deferrals hereunder. If, subject to the sole discretion of the Committee, the petition for a termination of deferrals and payout is approved, cessation shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section 4.3 shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.
ARTICLE 5
Retirement Benefit
5.1	Retirement Benefit. Subject to the Deduction Limitation and to Section 3.10, a Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance (or applicable portion thereof).

5.2	Payment of Retirement Benefit. At the same time that a Participant elects to defer an Annual Deferral Amount for a given Plan Year, the Participant may elect to receive that portion of the Retirement Benefit attributable to the Annual Deferral Amount in a lump sum or pursuant to one of the available Yearly Installment Methods; provided, however, that if a yearly Installment Method is elected and the present value of the installments falls below fifty thousand dollars ($50,000), payment of the remaining installments shall be in a lump sum as permitted by Section 409A. Subject to such requirements as may be imposed by the Committee, a Participant may make separate Retirement Benefit distribution elections in respect of the SERP Compensation and/or Bonus portions of his or her Annual Deferral Amount. The Participant may not change his or her Retirement Benefit election subsequent to the deadline for electing to defer the SERP Compensation or Bonus to which such Retirement Benefit election relates (as described in Section 3.3) except as provided by the special Section 409A transition rule distribution election changes permitted by Section 16.2.

If a Participant does not make any election with respect to the payment of any portion of the Retirement Benefit, then such portion shall be paid in a lump sum. Any amounts credited to the Participant’s Employer Matching Account or Employer Profit Sharing Account shall be payable under the Plan solely in the form of a lump sum and shall not be eligible for installment distribution.

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Any lump sum payment of the Retirement Benefit shall be made, and any installments payments shall commence, during the March or September next following the date of the Participant’s Retirement, as follows: (a) if the Participant’s Retirement occurs during March through August of any Plan Year, the Retirement Benefit shall be paid (or shall commence) during March of the next following Plan Year ; (b) if the Participant’s Retirement occurs during September through February of any Plan Year, the Retirement Benefit shall be paid (or shall commence) during the next following September .
ARTICLE 6
Survivor Benefit
6.1	Pre-Retirement Survivor Benefit. A Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s vested Account Balance if the Participant dies before he or she Retires or experiences a Termination of Employment or suffers a Disability.

6.2	Payment of Pre-Retirement Survivor Benefit. A Participant shall receive his or her Pre-Retirement Survivor Benefit in a lump sum during either the March or September next following the date on which the Committee receives proof that is satisfactory to the Committee of the Participant’s death. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.

6.3	Death Prior to Completion of Termination Benefit, Retirement Benefit or Disability Benefit. If a Participant dies after Termination of Employment, Retirement or Disability, but before the Termination Benefit, Retirement Benefit or Disability Benefit is paid in full, the Participant’s unpaid Termination Benefit, Retirement Benefit or Disability Benefit payments shall continue and shall be paid to the Participant’s Beneficiary in the same manner (e.g., over the remaining number of years if yearly installments were elected) and in the same amounts as that benefit would have been paid to the Participant had the Participant survived. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.
ARTICLE 7
Termination Benefit
7.1	Termination Benefit. Subject to the Deduction Limitation and to Section 3.10, a Participant shall receive a Termination Benefit, which shall be equal to the Participant’s

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vested Account Balance, if the Participant experiences a Termination of Employment prior to his or her Retirement, death or Separation from Service due to Disability.
7.2	Payment of Termination Benefit. A Participant shall receive his or her Termination Benefit in a lump sum during either the March or September next following the date of the Participant’s Termination of Employment, as follows: (a) if the Participant’s Termination of Employment occurs during March through August of any Plan Year, the Termination Benefit shall be paid during March of the following Plan Year ; (b) if the Participant’s Termination of Employment occurs during September through February of any Plan Year, the Termination Benefit shall be paid during the next following September .
ARTICLE 8
Disability Benefit
8.1	Disability Benefit. A Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance, if the Participant becomes Disabled prior to his or her Retirement, Termination of Employment or death.

8.2	Payment of Disability Benefit. A Participant shall receive his or her Disability Benefit in a lump sum during either the March or September next following the date on which the Participant is determined by the Committee to be suffering from a Disability. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.
ARTICLE 9
Beneficiary Designation
9.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Employer in which the Participant participates.

9.2	Beneficiary Designation/Change. A Participant shall designate his or her Beneficiary by completing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.

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Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.
9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until a properly completed Beneficiary Designation Form is received by the Committee or its designated agent.

9.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her designated (or deemed) beneficiary under the 401(k) Plan.

9.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6	Discharge of Obligations. The payment of benefits under the Plan to a person believed in good faith by the Committee to be a valid Beneficiary shall fully and completely discharge the Company, the Employer and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.
ARTICLE 10
Termination/Amendment/Modification
10.1	Right Reserved.
(a)	Subject to Section 10.2, the Committee may at any time amend the Plan, retroactively or otherwise, in any respect or terminate the Plan. However, no such amendment or termination shall reduce any Participant’s Account Balance determined as though the date of such amendment or termination were the date of his or her Termination of Employment. No amendment shall increase Plan benefits, or broaden Plan eligibility, without action by the Board.

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(b)	Notwithstanding a termination of the Plan, earnings shall continue to be credited to each Participant’s Account Balance pursuant to Section 3.8 until such time as such Account Balance is terminated pursuant to Section 10.1(c) or 10.4.

(c)	Upon a termination of the Plan in accordance with the requirements, restrictions and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury regulations, the Plan Agreements of the affected Participants shall terminate and they shall be paid in a single lump sum distribution their remaining unpaid vested Account Balances, whereupon all Employer obligations hereunder shall be terminated (but not to commence before or end after any distribution period required by Section 409A). If, due to the circumstances surrounding the Plan termination, a distribution of a Participant‘s vested Account Balance upon Plan termination is not permitted by Section 409A, the payment of the vested Account Balance shall be made only after Plan benefits otherwise become due hereunder.
Without limiting the generality of the foregoing, the Employer specifically reserves the right to terminate and liquidate the Plan in accordance with the requirements of Section 409A.

10.2	Action to Bind Company. Upon the execution of the Plan by the Company, each other Employer designates the Company as its agent to administer the Plan. Any amendment or termination of the Plan by the Company shall be binding upon each other Employer.

10.3	Plan Agreement. Despite the provisions of Section 10.1 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the consent of the Participant.

10.4	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

10.5	Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Company, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA sections 201(2), 301(a)(3) and 401(a)(1), to conform the Plan to the provisions of Section 409A and to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant’s receipt of the

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amounts or to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).
ARTICLE 11
Administration
11.1	Committee Duties. This Plan shall be administered by a Committee which the Board shall designate or appoint from time to time. Members of the Committee may be Participants under this Plan. The Committee shall have the discretion and authority to (i) interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.

11.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Employer.

11.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.4	Indemnification of Committee Members. The Employer shall indemnify and hold harmless the members of the Committee, its appointees, and any Associate to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Associate. This indemnification shall be in addition to, and not in limitation of, any other indemnification protections of the Committee.
ARTICLE 12
Other Benefits and Agreements

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12.1	Coordination with Other Benefits. The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Associates of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 13
Claims Procedures
13.1	Scope of Claims Procedures. This Article is based on the claims procedures required by ERISA Section 503 and the regulations set forth at 29 C.F.R. section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Article, references to disability benefit claims are intended to describe claims made by Participants for Disability Benefits payable pursuant to Article 8, but only if and to the extent that such claims require an independent determination by the Committee that the Participant is or is not suffering from a Disability, within the meaning Section 1.18. If the Committee’s determination is based entirely on a disability determination made by another party, such as the Social Security Administration or another federal or state agency or an insurer with respect to a disability insurance policy covering the Participant, the Participant’s claim shall not be treated as a disability claim for purposes of the special provisions of this Article that apply to claims for which an independent determination of disability is required.

13.2	Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Committee. The Committee shall review the claim itself or appoint an individual or an entity to review the claim.
(a)	Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than one that requires a determination by the Committee of a Participant’s Disability, the Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Committee or appointee of the Committee prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

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(b)	Disability Benefit Claims. In the case of a benefits claim that requires an independent determination by the Committee of a Participant’s Disability status, the Committee shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Committee needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Committee receives the claim, of those circumstances and of when the Committee expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Committee notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which the determination of a Disability is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)	Manner and Content of Denial of Initial Claims. If the Committee denies a claim, it must provide to the Claimant, in writing or by electronic communication:
(i)	The specific reasons for the denial;

(ii)	A reference to the Plan provision or insurance contract provision upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the participant’s right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.
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provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).
13.3	Review Procedures.
(a)	Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s Disability status, a request for review of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Committee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)	Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (a) above, a Claimant whose claim for benefits requires an independent determination by the Committee of the Participant’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:
(i)	The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor by a subordinate of the individual who made the determination.

(ii)	The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on

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review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence shall not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.
(iii)	The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(iv)	The decision on review will be made within forty-five (45) days after the Committee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.
(c)	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Committee will give the Claimant, in writing or by electronic notification, a notice containing:
(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant Plan provisions or insurance contract provisions on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

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13.4	Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

13.5	Legal Action. If the Plan fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.
ARTICLE 14
Trust
14.1	Establishment of the Trust. The Company has established the Trust, and each Employer intends, but is not required, to transfer over to the Trust annually such assets as the Employer determines, in its sole discretion, are appropriate to provide for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Employer Profit Sharing Amounts, and Annual Employer Matching Amounts for the Employer’s Participants.

3.8	Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust agreement, including the reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

14.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer, Participants and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

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14.3	Distributions from the Trust. The Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

14.4	Effect of Termination of the Trust. If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

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ARTICLE 15
Miscellaneous
15.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

15.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3	Unclaimed Benefits. Neither the Committee nor the Company nor the Employer shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Committee notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Committee, the Committee may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Committee determines. If the location of none of the foregoing persons can be determined, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Employer, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Beneficiary of the Participant to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Committee nor the Company nor the Employer shall be liable to any person for any payment made in accordance with such law.

15.4	Employer’s Liability. The Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer

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and a Participant. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.
15.5	Nonassignability. Subject to Section 3.10, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Subject to Section 15.15, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.6	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

15.7	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, as the Committee may deem necessary.

15.8	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.9	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

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15.10	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of New Jersey without regard to its conflicts of laws principles.

15.11	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Director of Benefits
Liz Claiborne, Inc.
1 Claiborne Avenue, HQ2, 7th Floor
North Bergen, New Jersey 07047
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.12	Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.13	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

15.14	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein; except to the extent that Section 409A requires that this Section 15.14 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

15.15	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of

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the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
15.16	Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

15.17	Acceleration of Distribution. The Committee may, its discretion, accelerate the payment of all or a portion of a Participant’s vested Account Balance receive all or a portion of his or her Account prior to the time specified in this Plan to the extent such acceleration is permitted by Section 1.409A-3(j)(4) of the Treasury regulations. Such permitted accelerations shall include payments to comply with domestic relations orders, payments to comply with conflicts of interest laws, payment of employment taxes, payment upon income inclusion under Section 409A, and/or such other circumstances as are permitted by the regulations.

15.18	Delay in Payment. The Committee, may, in its discretion, delay the payment of all or a portion of a Participant’s Account Balance in such circumstances as may be permitted under Section 409A. Any amounts deferred pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 3.8 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date on which the Committee reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.

15.19	USERRA. Notwithstanding anything herein to the contrary, any deferral or distribution election provided to a Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.

15.20	Insurance. The Employer, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employer or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such

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insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employer shall submit and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance.
15.21	Government and Other Regulations. This Plan shall be administered in all respects to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Act”), with Code Section 162(m), and with any other provision or statute or regulation which governs the Plan. Notwithstanding anything herein to the contrary, any provision of the Plan or a Plan Agreement which is inconsistent with the Act, the Code, or such other governing statute or regulation, including any provision which relates to a deemed investment under the Plan in the common stock of the Company, shall be inoperative, shall not affect the validity of the Plan, and shall be reconstituted to the extent necessary to render it consistent with the Act, the Code, or such other governing statute or regulation; except to the extent that Section 409A requires that this Section be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.
ARTICLE 16
Special Section 409A Transition Rule Elections
16.1	Election to Defer 2005 SERP Compensation and/or Bonus. To the extent permitted by the Committee and under Section 409A, a Participant may make an election to defer Annual Deferral Amounts that relate all or in part to services performed on or before December 31, 2005 no later than the earlier of (a) March 15, 2005, or (b) the date such Annual Deferral Amounts are otherwise payable to the Participant.

16.2	Distribution Election Changes. Notwithstanding anything in the Plan to the contrary, the following, to the extent permitted by the Committee and Section 409A, on or prior to December 31, 2008, a Participant may choose a new distribution date for the payment (or commencement of payment) of his or her Deferral Account balance and/or may make a new election with respect to the form of payment of the Deferral Account portion of his or her Retirement Benefit in accordance with the following rules:
(a)	An election to change a time and form of payment of payment made on or after January 1, 2005 and on or before December 31, 2005 may apply only to amounts that would not otherwise be payable in 2005 and may not cause an amount to be paid in 2005 that would not otherwise be payable in 2005;

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(b)	An election to change a time and form of payment of payment made on or after January 1, 2006 and on or before December 31, 2006 may apply only to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006;

(c)	An election to change a time and form of payment of payment made on or after January 1, 2007 and on or before December 31, 2007 may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007; and

(d)	An election to change a time and form of payment of payment made on or after January 1, 2008 and on or before December 31, 2008 may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. Subject to the limitation set forth in the preceding sentence, a Participant may elect any Plan Year as a new Short-Term Payout date without regarding to the minimum three (3) Plan Year deferral requirement set forth in Section 4.1(d).
16.3	Special Distribution Election. Notwithstanding anything in the Plan to the contrary, a Participant may elect on or before December 31, 2008 to receive payment under the Plan in accordance with (a) or (b) below:
(a)	The Participant may elect to have his or her entire vested Plan Account Balance distributed in a single lump sum payment. Such amount shall be distributed in March 2009.

(b)	The Participant may elect to have the portion of his or her Annual Deferral Amount (elected by the Participant in 2007) that is attributable to the Bonus payable to the Participant in 2009 distributed in a single lump sum payment. Such amount shall be distributed in March 2009 (or if later, within 30 days following the date on which such Bonus is first deferred).

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IN WITNESS WHEREOF, the Company has signed this Plan document effective as of December 23, 2008.

Liz Claiborne, Inc.

By:	/s/Andrew Warren
Title:	EVP — CFO

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Schedule A
Measurement Funds
Pursuant to Section 3.8(d), the Participant may elect one or more of the following Measurement Funds:
Vanguard VIF Money Market Portfolio
Fidelity VIP Contrafund Portfolio
PIMCO VIT Short-Term Bond Portfolio (Institutional Class)
PIMCO VIT Total Return Bond Portfolio (Institutional Class)
T. Rowe Price Mid-Cap Growth Portfolio
T. Rowe Price Equity Income Portfolio
Vanguard VIF Balanced Portfolio (Wellington)
Vanguard VIF Equity Index Portfolio (S&P Index Fund)
Vanguard VIF Small Company Growth Portfolio (Explorer)
Vanguard VIF International Portfolio
Fidelity Managed Income Portfolio II
Phantom Shares (deemed investment in Company Stock)